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                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in registration statement Nos. 33-20026, 33-20031, 33-42410, 33-42419 and 333-68157 of Mayor's Jewelers, Inc.
on Forms S-8 of our report dated May 3, 2002, except for the eighth and ninth paragraphs of Note B, as to which the date is May 17, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Mayor's Jewelers, Inc. continuing as a going concern and, for the year ended January 29, 2000, a change in its method of accounting for certain direct and indirect costs related to inventory) appearing in this Annual Report on Form 10-K of Mayor's Jewelers, Inc. for the year ended February 2, 2002.

/s/ Deloitte & Touche LLP

Miami, Florida
May 20, 2002


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